[LETTERHEAD OF ROSS PRODUCTS DIVISION o ABBOTT LABORATORIES]

                                OPTION AGREEMENT

This Agreement, effective as of the date signed by both parties, is between ROSS PRODUCTS DIVISION of Abbott Laboratories, with principal offices at 625 Cleveland Avenue, Columbus, Ohio 43215 ("Abbott") and SIGA TECHNOLOGIES having an office at 420 Lexington Ave. Suite 620, New York, New York 10170 (hereinafter
SIGA).

      1. SIGA has developed new technology for expressing peptides on the surface of gram positive bacteria. SIGA plans to administer these genetically modified bacteria to individuals as a vehicle for delivering peptides.

      2. Oregon State University has discovered a new group of peptides capable of producing an antigenic response to Chlamydia.

      3. SIGA has licensed this technology from Oregon State University and is interested in determining if it can express these chlamydia peptides on the surface of a gram positive organism, thereby creating a vaccine.

      4. Abbott is interested in potentially obtaining a chlamydia vaccine and is willing to fund SIGA's R&D program, in exchange for being offered rights to future products.

By execution and delivery of this Agreement, the parties agree as follows:

                                 1.0 DEFINITIONS

Where used in this Agreement, the following terms shall have the meanings as described below and the singular shall be deemed to include the plural and vice versa;

1.1 "Affiliate" shall mean any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the designated party, but only for so long as such relationship exists. For the purposes of this section, "Control" shall mean ownership of at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of incorporation) of the shares of stock entitled to vote for directors in the case of a corporation and at least fifty percent (or such lesser percent as may be the maximum that may be owned by foreign interests pursuant to the laws of the country of


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      domicile) of the interests in profits in the case of a business entity other than a corporation.

1.2   Agreement means this Agreement, including all Exhibits attached hereto.

1.3 Compound means proteins, or fragments thereof, encoded by the Inc. or Tro genes of Chlamydia spp., as well as any other substance developed by, acquired by or licensed to SIGA that is capable of producing a protective response against the etiologic agent of a sexually transmitted diseases in mammals.

1.4 Expression Vector means a recombinant gram positive bacteria that expresses, is capable of expressing, or contains Compound.

1.5 FDA means the United States Food and Drug Administration or any successor entity thereto.

1.6 Research Project refers to a study in which SIGA and Abbott will determine if: 1) the Inc A, B and/or C peptides can be expressed on the surface of a gram positive bacteria, and 2) if the transformed bacteria will confer immunity against infection by chlamydia, in test animals. The specific milestones to be achieved in the Research Project, the time for their completion, and the manner by which they should be evaluated and documented have been mutually agreed upon by the research personnel of SIGA and Abbott and are outlined in Exhibit B.

1.7 Final ReDort means the report provided to Abbott by SIGA, providing all requested data, observations, Know-How, technical information, samples, results, etc., at the conclusion of the Research Project, as outlined in Exhibit B.

1.8 Confidential Information means any information including, but not limited to, ideas, proposals, plans, Know-How, reports, drawings, designs, data, discoveries, inventions, Improvements, suggestions, specifications, samples, components and materials relating to the Product, Expression Vector or Compound and all information relating to the manufacture, formulation, analysis, stability, pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of the Product, Expression Vector, or Compound which a party discloses to the other party, except for any information which:


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      (i)   is known to the receiving party at the time of disclosure;

      (ii) is disclosed to the receiving party, by a third party, who has a right to make such disclosure;

      (iii) is in the public domain as a result of acts by a third person obtaining such information as a matter of right; or information which is independently developed by or for the receiving party.

1.9 Effective Date means the date on which the Agreement has been signed by both parties.

1.10 Exclusive License means a license whereby Abbott's rights shall be sole and exclusive and shall operate to exclude all others, including SIGA.

1.11 Improvements means any and all new developments relating to the Compound, Expression Vector, Product or Know-How made by SIGA, including improved methods of manufacture and production techniques, and shall include, but not be limited to, developments intended to enhance the safety and efficacy of the Compound, Expression Vector, or Product in the health care field.

1.12 Know-How means that proprietary technology developed by SIGA for manufacturing, using, or formulating Compound, Expression Vector, or Product including, but not limited to, manufacturing data, formulation or production technology, methods of synthesis, isolation and purification methods and other manufacturing information required to manufacture Compound, Expression Vector or Product and that proprietary data developed by SIGA related to pharmacology, toxicology, pathology, clinical data, results of clinical efficacy studies, clinical effects and indications for use of the Product, Expression Vector or Compound.


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1.13  Patents means: (i) any patent or patent application listed in Exhibit A;
      (ii) any patent or patent application hereafter filed or acquired by SIGA and any patent or patent application under which SIGA becomes licensed (and has a right to sublicense), during the term of this Agreement and within the scope of this Agreement regarding the Compound, Expression Vector, Product, their manufacture, use or sale, including methods of use and screening or processes that use the Compound; (iii) all patents arising from applications identified in (i) or (ii) and any divisions, continuations and continuations-in-part defined in (i) or (ii); (iv) any extension, renewal or reissue of a patent identified in (i), (ii) or
      (iii); and (v) any counterparts wherever issued of any patents identified in (i) through (iv). SIGA shall promptly notify Abbott of any such patent or patent application hereafter acquired or filed by SIGA and any patent or patent application under which SIGA becomes licensed and with the right to sublicense to Abbott, and such patent or patent application shall be added to Exhibit A.

1.14 Product means any composition, preparation, admixture, dosage form, delivery vehicle, etc., which contains Compound, Expression Vector, or a combination of Compound and Expression Vector.

1.15 Proprietary Rights means all of SIGA's property rights (except Patent Rights) and all of SIGA's interests of every nature in, to, or covering the Compound, Expression Vector, Product or preparations containing the Compound and/or Expression Vector, or the manufacture or use of them or any of them, to the extent that such property rights and interests are of such legal status and nature as to permit the same to be lawfully licensed and, without limiting the generality thereof, specifically include unpatented inventions, ideas, data, Know-How, technology, trade secrets, and Confidential Information.

1.16  Territory means the entire world.

1.17 SIGA Intellectual Property shall mean all inventions, improvements, technical information, data, or discoveries, whether patentable or not, which are conceived and reduced to practice solely by employees of SIGA in carrying out the Research Project. For the purposes of this Agreement, SIGA Intellectual Property shall be considered to be an Improvement as detailed in section 1.11. SIGA Intellectual Property shall belong to SIGA.


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1.18  Joint Intellectual Property shall mean all inventions, data, technical information, or discoveries, whether patentable or not, which are: 1) jointly conceived or jointly reduced to practice by an employee of SIGA and an employee of ABBOTT, or 2) conceived of by an employee of SIGA or ABBOTT and reduced to practice by an employee of the other party, in carrying out the Research Project. For the purposes of this Agreement, SIGA's rights in Joint intellectual Property shall be considered Improvement as detailed in section 1.11. Joint Intellectual Property shall belong jointly to SIGA and Abbott.

1.19 ABBOTT Intellectual Property shall mean all inventions, data, technical information or discoveries, whether patentable or not, which are conceived and reduced to practice solely by employees of ABBOTT in carrying out the Research Project. Abbott Intellectual Property shall belong to Abbott and shall not be subject to the terms and conditions of this Agreement.

1.20  Field shall mean sexually transmitted diseases (STD's).

                        2.0 EXCLUSIVE OPTION TO NEGOTIATE

2.1 Grant SIGA hereby grants to Abbott the exclusive option to negotiate an Exclusive License, to SIGA's Patents and Proprietary Rights in the Field, as more fully set forth in sections 3 and 4, upon the terms and conditions set forth in this Agreement.

2.2 Exercise Abbott may exercise its option by written notice to SIGA at any time during the Option Period. Unless the option is exercised during the Option Period, the parties shall have no further rights or obligations under this Agreement, except as provided in section 9 regarding Confidential Information.

2.3 Period a.) Option Period for Chlamydia: The option period for Chlamydia ("Chlamydia Option Period") shall commence on the Effective Date and shall terminate six (6) months after Abbott's acceptance of the Final Report (the "Termination Date"), unless extended by the mutual consent of the parties. In the event that Abbott exercises its option, then the Chlamydia Option Period shall be extended for an additional six (6) months after the Termination Date, to allow the parties to negotiate the remaining terms of the license agreement (i.e. twelve (12) months after the receipt of the Final Report).


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            b.) Option Period for STD's other than Chlamydia: The option period for STD's other than Chlamydia ("STD Option Period" and together with the Chlamydia Option Period, the "Option Period") shall commence on the Effective Date and shall terminate on March 31, 2001, unless extended by the mutual consent of the parties. In the event that Abbott exercises its option, then the option shall be extended until September 30, 2001 to allow the negotiation of the remaining terms of the license agreement. The expiration of the broader option for STD's shall have no adverse impact upon Abbott's option relating to chlamydia as described in Section 2.3(a) above.

2.4 Payments In consideration for this option, Abbott shall pay to SIGA, one hundred and twenty thousand dollars ($120,000.00) contingent upon the completion of the milestones listed below:

      a) Forty Thousand Dollars ($40,000.00) upon the execution of this Agreement by both parties;

      b) Forty Thousand Dollars ($40,000.00) upon the completion by SIGA of Milestone #1, and

      c) Forty Thousand Dollars ($40,000.00) upon the completion of Milestone #2 by SIGA, and acceptance by Abbott of the Final Report.

2.5 Extension of Option Period With SIGA's consent, Abbott may extend the Option Periods described above in Section 2.3(a) and (b) by providing SIGA, prior to the Termination Date, additional funding to further its research efforts directed to the development of a chlamydia vaccine. Abbott's Option Period shall automatically be extended until six (6) months after Abbott's acceptance of the Final Report for such additional research. If Abbott exercises its option, then as described in Section 2.3, the Option Period shall be extended an additional six (6) months after exercise, to allow the parties to negotiate the remaining terms of the license agreement (i.e. twelve (12) months after the acceptance of the Final Report).

                              3.0 TERMS OF LICENSE

The specific terms of the license agreement shall be negotiated by the parties upon Abbott's exercise of its option granted hereunder. However any such license shall at a minimum contain the following terms:


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3.1   Scope SIGA shall grant to Abbott an Exclusive License in the Territory to make, have made, import, export, use, offer for sale, and sell Compound, Expression Vectors, and Product under the Patents and Proprietary Rights in the Field, with the right to grant sublicenses to Affiliates and third persons. Any such license shall be irrevocable.

3.2 Improvements SIGA shall grant to Abbott a royalty-free, (other than the underlying royalty to be negotiated pursuant to this paragraph) irrevocable Exclusive License in the Territory to make, have made, import, export, use, offer to sell and sell any Improvements, under the Patents and Proprietary Rights in the Field, with the right to grant sublicenses to Affiliates and Third Parties.

                             4.0 LICENSE NEGOTIATION

4.1 Good Faith In the event that Abbott exercises its option hereunder, each party agrees to negotiate in good faith the remaining terms of the license agreement.

4.2 Negotiation with Third Party During the Option Period, SIGA shall not offer or grant to any person or entity (other than Abbott) any right under the Patents and Proprietary Rights in the Field, and shall not discuss or negotiate with, or consider or accept any offer from, any person or entity (other than Abbott) concerning any rights relating to the Patents or Proprietary Rights in the Field.

                              5.0 RESEARCH PROJECT

5.1 SIGA shall use all reasonable efforts to conduct and complete the Research Project as outlined in Exhibit B. SIGA warrants that all work shall be conducted according to scientifically accepted standards and all applicable laws, rules and regulations. SIGA further agrees that all applicable NIH guidelines regarding the handling and disposal of genetic materials shall be observed.

5.2 SIGA shall use all reasonable efforts to meet the Completion Dates specified in Exhibit B for the Research Project.

5.3 The parties shall keep each other advised of the status of the Research Project. This shall be done by telephone conferences and/or written correspondence between


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      personnel of Abbott and SIGA at least once monthly, and up to weekly, if requested by either party. SIGA shall communicate to Abbott and provide copies as requested of all data, information, discoveries, etc. generated in the Research Project.

5.4 SIGA shall allow the personnel of Abbott associated with the Research Project, the opportunity to inspect the facilities and laboratories where the Research Project is being carried out. Abbott shall give an advance notice of at least five (5) business days. Abbott shall conduct such inspection during normal business hours. SIGA shall make their personnel working on the Research Project available for consultations during any such inspection, provided that such consultations do not interfere in a material manner with the Research Project. SIGA shall allow personnel of Abbott to inspect notebooks, reports, and other documentation relating to the Research Project.

5.5 SIGA shall not subcontract or delegate any of the work associated with the Research Project, to a third party, without the prior written consent of Abbott.

5.6 In addition to the updates described above for the chlamydia project, SIGA shall keep Abbott apprised of all research and development efforts in other STD diseases within the scope of its option. The updates shall be carried out in the same manner as described in sections 5.3 and 5.4 above.

                            6.0 TERM AND TERMINATION

6.1 Term Unless otherwise terminated as herein provided, this Agreement shall commence on the Effective Date and shall terminate at the conclusion of the Option Period or any extension thereof.

6.2   Early Termination

      (i) Bankruptcy or Material Breach. A party may terminate this Agreement by giving to the other party sixty (60) days prior written notice as follows:

            (A) To the extent permitted by law, upon the bankruptcy or the insolvency of the other party; or


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            (B)   Upon the material breach of this Agreement by the other party, if the breach is not cured within sixty (60) days after written notice thereof to the party in default.

6.3   Consequences of Termination

      (i) Survival of Liability. Termination or expiration of this Agreement shall not relieve the parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of any of the provisions of this Agreement.

                       7.0 REPRESENTATIONS AND WARRANTIES

SIGA represents and warrants that:

(a) SIGA has the full right and power to perform the obligations and grant the option to the Exclusive License in the Field set forth in this Agreement and there are no outstanding agreements, assignments or encumbrances in existence in conflict with the provisions of this Agreement;

(b) to the best of SIGA's knowledge, there are no actions, threatened or pending, before any court relating to the Patents and/or Proprietary Rights;

(c) SIGA has not authorized others to practice the Patents and/or Proprietary Rights in the Field;

(d) SIGA owns and possesses all right, title and interest in and to the Patents and the Proprietary Rights, or has obtained an exclusive license to the Patents and the Proprietary Rights (with the right to grant sublicenses) and, to the best of SIGA's knowledge, no third person has acquired, owns or possesses any right, title or interest in or to the Patents and/or Proprietary Rights that is in conflict with the rights granted to Abbott herein;

(e)   SIGA has no agreement with any third person which:

      (i) gives any rights to such third person; or

      (ii) imposes obligations upon SIGA or gives any rights to SIGA which, in either case, would materially adversely affect the rights of Abbott or the obligations of SIGA under this Agreement; and


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(f)   All of the inventors named in the patents and patent applications listed in Exhibit A have assigned, or are under an obligation to assign, to SIGA, or to its licensor, all of their right, title and interest in the inventions claimed.

(g) To the best of SIGA's knowledge, there are no other patents or patent applications that SIGA is the owner or licensee of, or has an interest in, that would dominate Abbott's commercialization of the Compound, Expression Vector, or Product.

                               8.0 PATENT MATTERS

8.1 Unless otherwise agreed to by the parties, during the Option Period and any extension thereof, SIGA shall diligently prosecute all Patents. SIGA shall consult with Abbott regarding the prosecution of the Patents. This shall include: 1) providing Abbott with a copy of any communication received from the United States Patent and Trademark Office, or any foreign equivalent, regarding one of the Patents, 2) providing Abbott with a copy of any response SIGA is planning to file in response to such communication, and 3) providing Abbott an opportunity to review and comment upon such proposed response, SIGA shall be responsible for all the costs associated with filing, prosecuting and maintaining licensed patents.

8.2 At the conclusion of the Research Project, counsel for the respective parties shall confer and determine how to protect the SIGA Intellectual Property and Joint Intellectual property. If the parties decide that patent filings should be made, then each party agrees to make available to the other all information in its possession required to complete the patent filing and prosecution. Each party shall cooperate with the other and execute those documents required to complete the patent filing and prosecution thereof. SIGA shall be responsible for preparing and filing all such patent applications. SIGA shall provide Abbott ample opportunity to review and comment on such patent applications prior to their filing. The costs and prosecution of such applications shall be handled as described in Section 8.1.


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                               9.0 CONFIDENTIALITY

9.1 Confidentiality Neither party, their respective officers, directors, stockholders, consultants, agents and advisors, shall use or disclose any Confidential Information received by it pursuant to this Agreement without the prior written consent of the other. This obligation will continue for a period of five (5) years after expiration or prior termination of this Agreement or any extension thereof.

9.2 Disclosure Nothing contained in this Article shall be construed to restrict the parties from disclosing Confidential Information or this Agreement as required:

      (i)   for regulatory, tax or customs reasons;

      (ii)  for securities' law purposes;

      (iii) for audit purposes;

      (iv) by Court order or other government order or request, as long as reasonable efforts have been made to assure its confidentiality or the other party is timely notified to make such efforts; or

      (iv) from using such Confidential Information as is reasonably necessary to perform acts permitted by this Agreement.

                                10.0 NO PUBLICITY

No party shall issue any publicity, news release or other public announcement, written or oral, whether to the public press, stockholders or otherwise, relating to this Agreement or performance hereunder, or use the name of the other in any publicity, news release or other public announcement, except with the prior written consent of the other party.

                                 11.0 ASSIGNMENT

      This Agreement may not be assigned or transferred by either party. Either party may assign this Agreement in the event that all, or substantially all, of the business and assets of such party, are sold or transferred.


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                           12.0 SUCCESSORS AND ASSIGNS

      This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns.

                          13.0 RELATIONSHIPS OF PARTIES

The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement is intended, or is to be construed, so as to constitute the parties as partners, joint ventures, or either party as an agent or employee of the other. Neither party has any express or implied rights under this Agreement to assume or create any obligation on behalf of, or in the name of, the other, or to bind the other party to any contract, agreement, or undertaking with any third party, and no conduct of the parties shall be deemed to imply such a right.

                                  14.0 EXHIBITS

All exhibits referenced herein are hereby made a part of this Agreement. No Exhibit may be modified without the mutual consent of both parties, which must be in writing. (Except that new patents or patent applications may be added to Exhibit A.)

                                   15.0 WAIVER

No waiver by either party of any default, right, or remedy shall be effective unless in writing. Nor shall any such waiver operate as a waiver of any other or of the same default, right, or remedy respectively, on a future occasion.

                              16.0 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Abbott and SIGA with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided, or except by another agreement in writing executed by the parties hereto.


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                                 17.0 SEVERABLE

The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

                                  18.0 NOTICES

Any and all notices provided for hereunder shall be sent to the respective parties at the following addresses by certified or registered mail, return receipt requested, or sent by an internationally recognized overnight delivery service:

       If to ABBOTT:     Senior Counsel
                         Department 108150
                         625 Cleveland Avenue
                         Columbus, Ohio 43215

       If to SIGA:       CEO
                         SIGA TECHNOLOGIES
                         420 Lexington Ave.
                         Suite 620
                         New York, New York 10170

The effective date of such notice shall be the date it is received by the receiving party.

                               19.0 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, not including its conflicts of law principals.

                      20.0 Alternative Dispute Resolution.


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In the event of a dispute between the parties regarding this Agreement the parties agree to amicably try to settle the dispute. Further, the parties agree that any dispute that arises in connection with this Agreement shall first be presented to the respective presidents of the Ross Products Division of Abbott and of SIGA for resolution. If no resolution is reached, then such dispute shall be resolved by binding Alternative Dispute Resolution ("ADR") in the manner described in Exhibit C.

The parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first written above.

ACCEPTED:                                  ACCEPTED:

ROSS PRODUCT DIVISION                      SIGA TECHNOLOGIES, INC,


By:/s/ Arthur L. Hecker                    By: /s/ Joshua D. Schein
   Arthur L. Hecker, Ph.D.                     Joshua D. Schein, PH.D.
   Vice President                              CHIEF EXECUTIVE OFFICER
   Research & Development

Date: 3/4/00                               Date: 2/28/00


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